EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Termination of Merger Agreement

GREEN BAY, WI, May 18, 2020 - As previously reported, on February 17, 2020, Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) and Commerce Financial Holdings, Inc. (“Commerce”) entered into a definitive merger agreement (“Merger Agreement”), pursuant to which Nicolet would acquire Commerce and its wholly-owned banking subsidiary, Commerce State Bank (“Commerce Bank”). For the reasons and on the terms set forth below, on May 18, 2020, Nicolet and Commerce mutually agreed to terminate the Merger Agreement.

Pursuant to the Merger Agreement, if the Nicolet Common Stock Price, as defined in the Merger Agreement, is below $62.00 per share at the time set for Closing, either party may have the right to terminate the Merger Agreement. Nicolet has indicated that, in such circumstances, it intended to exercise its right to terminate the Merger Agreement.

Triggered by the COVID-19 pandemic and widespread business shutdowns that were mandated to control the spread of the virus, the U.S. economy and other major economies throughout the world have moved into recession, and stock prices for most publicly traded companies have dropped significantly. The stock price for Nicolet common stock has fallen more than 30% since the Merger Agreement was signed and has not traded at or above $62.00 per share for more than two months.

The parties believe it is unlikely the Nicolet Common Stock Price will reach $62.00 per share within the time provided in the Merger Agreement, expected to be mid-summer, and that it is unlikely that the Merger will close based on Nicolet’s intention to terminate in such circumstances.

Rather than continuing to pursue and plan for a transaction that is unlikely to close, the parties believe it is in the best interests of their respective shareholders, customers and employees to mutually agree to terminate the Merger Agreement which will enable them to focus more on addressing the impacts of the pandemic on their businesses and customers.

To assist Commerce in addressing the costs incurred by having entered into the Merger Agreement, Nicolet has agreed pay Commerce $500,000.00 and surrender 4,000 shares of Commerce common stock currently held by Nicolet.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

About Commerce Financial Holdings, Inc.

Commerce Financial Holdings, Inc. is the bank holding company of Commerce State Bank. Opened in August 2005, Commerce State Bank is a full-service, state-chartered bank headquartered in West Bend with additional offices in Cedarburg, Elm Grove and Sheboygan. Today, the bank has total assets of $729 million, making it the 32nd largest bank in the State of Wisconsin. Commerce State Bank is dedicated to helping communities through its Random Acts of Commerce program.